Exhibit 10.8.5

[One Hundred Rupees_India Non Judicial]

This stamp pages of RS. 100 forms an integral part of Composite Deed of Hypothecation at 27/4/2012 executed between Tv 18 Home Shopping Network Ltd and the Ratnakar Bank Ltd.

[Authorised Signatory Stamp]

[One Hundred Rupees_India Non Judicial]

This stamp pages of RS. 100 forms an integral part of Composite Deed of Hypothecation at 27th April 2012 executed between Tv 18 Home Shopping Network Ltd and the Ratnakar Bank Ltd.

[Authorised Signatory Stamp]

R-06

COMPOSITE DEED OF HYPOTHECATION

This Composite Deed of Hypothecation is made at Delhi on 27 day of APRIL 2012 (hereinafter referred to as the “Deed”)

BY

TV 18 Home Shopping Network Limited, a company incorporated under the Companies Act. 1956 and having its registered office at 503. 504 & 507. 5th Floor, Mercantile House, 15 Kasturba Gandhi Marg. New Delhi - 110001 (hereinafter referred to as “Borrower”, which expression shall include its executors, administrators, successors and permitted assigns as the case may be)

of the ONE PART

IN FAVOUR OF

THE RATNAKAR BANK LIMITED, a company incorporated under the Indian Companies Act, 1913 and an existing Company within the purview of the Companies Act, 1956 and registered with the Reserve Bank of India as Scheduled Commercial Bank and having its registered office at Shahupuri, Kolhapur - 416 001 and administrative office at “MAHAVEER”. Shri Shahu Market Yard Shahupuri, Kolhapur - 416 005 (hereinafter referred to as “the Bank” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors in interest, assigns, holding or subsidiary company and/or associates) of the OTHER PART

WHEREAS the Borrower has requested the Bank to grant or continue to grant to the Borrower the credit facilities aggregating to the sum of Rs.40,00,00,000/- (Rupees Forty Crores only) which the Bank has agreed to do, on the Borrower agreeing to repay the said dues under the credit facilities with interest as mentioned in the sanction letter dated 23/4/2012 (hereinafter referred to as “Sanction Letter”)and/or on the terms and conditions agreed between the Bank and the Borrower under the Credit Facility Agreement dated 27/4/2012 (hereinafter referred to as the “Agreement”)* and on the Borrower securing repayment of the dues under the credit facilities with interest, costs, charges, expenses etc., to the Bank by hypothecation of the Borrower’s movable assets on the terms and conditions as hereinafter contained.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED AND

DECLARED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.

In pursuance of the said arrangement and in consideration of the credit facilities aggregating to Rs.40,00,00,000/- (Rupees Forty Crores only), more particularly described in the SCHEDULE - I hereunder written, hereinafter referred to as “the Credit Facility/ies’, granted / agreed to be granted by the Bank to the Borrower in one or more installments according to the needs of the Borrower or the nature of the Credit Facility/ies and as the Bank deems fit, the Borrower hereby covenants with the Bank that the Borrower shall repay the dues under the Credit Facility/ies to the Bank in the manner detailed in Schedule - I hereunder written or such repayment programme as may be mutually agreed between the Borrower and the Bank and also all costs, charges and expenses incurred or to be incurred by the Bank till the date of repayment or realisation of the entire balance, for the preservation, protection, defence and perfection of the security hereby created or for attempted or actual realisation or enforcement of the security

2.	The Borrower agrees with the Bank that so long as the Credit Facility/ies or any portion thereof will remain outstanding or unpaid, the Borrower will pay to the Bank interest on the outstanding from time to time and costs, charges, expenses, additional interest etc. at such rate and rests and periodicity as mentioned in the Bank’s Sanction Letter and also in the Schedule - I hereunder written. The Borrower shall abide by and comply fully with all the terms, conditions, provisions and stipulations contained in the Sanction Letter and/or the Agreement (if executed) together with such amendments, modifications, changes, variations or alterations, if any, made or to be made by the Bank therein in its discretion without any notice reference or intimation by the Bank, or as contained in any specific agreement / document executed or to be executed in relation to all or any of the Credit Facility/ies, at any time or from time to time.

3.	The Borrower hereby agrees that in the event of failure to pay any installment of interest on its due date, such interest shall be capitalised and will carry interest at the same rate as applicable to the Credit Facility/ies in addition to charging additional interest at the rate as mentioned in Schedule - I hereunder from the date of default to the date of actual payment of the defaulted amount and will be treated as an advance secured by these presents. The Borrower further agrees, in case of working capital limits, to pay minimum interest amounting to three months’ interest on the sanctioned limit as and by way of commitment charges.

4.	Notwithstanding the Bank’s decision / action / policy, if any, to reverse any debit entry or not to debit interest or not to make any debit entry in the Bank’s books or in ledger account or in statement of account or any account for any period whatsoever, the Borrowers shall be bound and liable to pay jointly and severally to the Bank, the entire outstanding debit balance and compound interest thereon with monthly rests till the date of realization, recovery or collection by the Bank of all such amounts plus penal interest, additional interest, liquidated damages, commission, costs, charges and expenses at such rates as may be prevailing or fixed or to be fixed by the Bank from time to time, without reference, notice or intimation by the Bank at any time whatsoever.

5.

In pursuance of the premises aforesaid and in consideration of the Bank having granted and / or agreed to grant the Credit Facility/ies to the Borrower all or any of the Credit Facility/ies for the purposes and subject to the terms and conditions as agreed, the Borrower doth hereby hypothecate by way of exclusive charge to and in favour of the Bank all tangible and intangible assets of the Borrower now belonging to or that may at any time, during the continuance of the Credit Facility/ies, and this security, belong to the Borrower or that may be held by any party to the order or disposition of the Borrowers, more particularly described in the

SCHEDULE - II hereunder written (hereinafter referred to as “the Hypothecated Assets”) and that the charge by way of hypothecation hereby created on the Hypothecated Assets shall be a security by way of exclusive charge in favour of the Bank for the due repayment and discharge on demand of the Credit Facility/ies to the Bank together with interest thereon at the agreed rates and periodicity as mentioned in the Schedule - I hereunder and all costs, charges, expenses and other moneys payable in respect of the Credit Facility/ies or which may give rise to a pecuniary liability and for all costs (between Attorney and Client) on full indemnity basis charges, expenses and other moneys whatsoever, enforcement or realization of the security. The security hereby created shall be and shall always be and remain a continuing security for all moneys, indebtedness and liabilities aforesaid notwithstanding the existence of a credit balance in the Credit Facility/ies account(s) opened with the Bank (hereinafter referred to as “Account(s)”) at any time or any partial payments or fluctuations of accounts and the said security shall be in addition to any other security for any such indebtedness or liability now held or hereafter to be held by the Bank provided, however, that where the Bank has at the specific request of the Borrower and in its sole discretion communicated in writing to the Borrower that in respect of any specific items of goods, book debts, movables and other assets, this charge by way of hypothecation will not operate such goods, book-debts, movables and other assets shall be deemed as not having been hypothecated to the Bank as stated herein before.

6.	The Borrower hereby declares, covenants, engages and agrees with the Bank as follows.

a)	All moneys drawn or disbursed from the Bank and credited in the Account(s) shall be solely applied and used and utilized for the purpose for which the Credit Facility/ies is/are sanctioned and for no other purpose.

b)	The Borrower agrees to repay the Credit Facility/ies in the manner detailed in the Schedule - I hereunder written and in the event of failure to pay any one of the installments on due date the entire Credit Facility/ies shall, at the option of the Bank become due and payable immediately and forthwith. All advances made by the Bank under the Account(s) and the balances due to the Bank, thereunder shall be repayable to the Bank on demand.

c)	Subject to the powers conferred hereunder on the Bank, the Borrower may in the ordinary course of business sell or dispose of any of the Hypothecated Assets but the Borrower shall on any and every such sale or on receipt of documents or sale proceeds thereof deliver the documents or pay the net proceeds of the sale in satisfaction (so far as the same shall extend) of the balances then due and owing on the said Account(s) to the Bank. Provided further that the Borrower shall not make any sale of any of the Hypothecated Assets upon being prohibited in writing by the Bank from doing so.

d) i)

The Borrower shall from time to time on demand by the Bank furnish to the Bank and verify a list of all the book debts with the particulars, statements, reports, returns, certificates and vouchers of the debts and the debtors and produce to the Bank the books of account and other documents to enable the Bank to ascertain the book debts from time to time and the Borrower shall whenever required produce the evidence in support thereof. The Borrower shall also without such demand furnish to the Bank on the 10th (Tenth) day of each calendar month a similar list of all the book debts outstanding on the last day of the previous month

ii)	The Borrower shall execute on demand by the Bank such further documents as may be required by the Bank to vest the said book debts and to render the same readily realizable or transferable by the Bank at any time.

iii)	The Borrower declares that the book debts shall always be the Borrower’s absolute property at its sole disposal and free from any prior charge or encumbrance and declares that nothing contained in this Deed shall operate to prejudice the rights and remedies of the Bank in respect of any present or future security, guarantee, obligation or decree for any indebtedness or liability of the Borrower to the Bank.

iv)	The Borrower agrees that it will not compound or release any of the book debts nor do anything whereby the recovery of the same may be impeded, delayed or prevented without the consent of the Bank and further agrees to keep proper books of account of its business and will at all times as and when required produce such books of accounts and all vouchers, papers and documents relating thereto for the inspection of the Bank and any of its officers or agents and allow free access to them without any demur.

v)	Subject as aforesaid the Borrower shall be at liberty to deal with the book debts and claims in due course of business on the express understanding that the book debts and all proceeds and/or realizations thereof and documents of title relating thereto are always kept distinguishable and held as the exclusive property of the Bank specifically appropriated to this security to be dealt with only under the directions of the Bank and the Borrower shall not create or suffer any charge, lien or encumbrance to affect the same or any part thereof nor do or allow anything to be done that may prejudice the security of the Bank created hereunder.

vi)	The Borrower shall at all times during the continuance of this security keep and maintain such percentage or percentages of security (hereinafter referred to as “Margin”) in favour of the Bank between the amounts outstanding under the Account(s) or any other facilities and the market value (or book value whichever is lower) of the Hypothecated Assets, at such percentage as mentioned in the Schedule - I hereunder written

vii)	The Borrower agrees to furnish such other additional security, in case the required Margin for the Hypothecated Assets is not maintained by the Borrower, as may be required by the Bank to secure the repayment of the Credit Facility/ies.

viii)	The Hypothecated Assets shall be at all times during the continuance of the Credit Facility/ies and so long as any money shall remain due and owing under the said loan account be maintained in good and working condition and insured and kept insured by and at the expenses of the Borrowers against loss or damage by fire, flood, theft, burglary and such other risks as may be from time to time required by the Bank or be required by law to the full extent of the value thereof, in an insurance office or offices of repute, approved by the Bank in the name of the Borrower and assign to the Bank and in either case the policies shall be handed over to the Bank The Borrower shall duty and punctually pay the premium, due on the policies at least one week before the same shall have become due or payable and hand over the receipts to the Bank and Borrower agrees not to raise at anytime any dispute as to the amount of insurable interest of the Bank.

ix)	If the Borrower shall make the default in effecting such insurance as aforesaid or renewing any policy or in respect of payment of such premium or in keeping the Hypothecated Assets so insured or in delivering to the Bank the policies or receipts for the premium it shall be lawful for (but not obligatory on) the Bank at its option to effect such insurance or to renew or to pay such premium and to keep the Hypothecated Assets insured and to debit the expenses incurred by the Bank for that purpose to the Borrower’s account and the same shall be treated as an advance secured by these presents.

x)

The Borrower shall keep all the Hypothecated Assets in a good state of repair and in perfect working order and condition and further that the Hypothecated Assets at present or for me time being not in use, if necessary, be properly coated with rust proof preservatives and oiled, packed and encased and stored or housed in proper rain and weather proof premises. The Borrower shall submit to the Bank punctually monthly or as often as and when required by the Bank full particulars of all the assets of the Borrower and of the Hypothecated Assets and shall allow the Bank or its authorized agent representative to take inspection of the Hypothecated Assets and of all records and will produce such evidence as Bank may require as to the cost and value of any of the Hypothecated Assets and it shall be lawful for the Bank at any time and from time to time during the continuance of this security to appoint and employ at the expense of the Borrower in all respects and either temporarily or for such periods as such Bank shall think fit a person or persons or firm or company to inspect and value on behalf of the Bank of all or any of the Hypothecated Assets and the Borrower shall pay to the Bank on demand the fees or other remuneration payable to any such person, firm or company and the costs, charges and expenses of and incidental to such valuation (the Bank’s statement thereof being conclusive in that behalf) and in default Bank shall be at liberty to debit the amount thereof to the respective account/s of the Borrower and the amount so debited shall form part of the moneys hereby secured.

e)

If the Borrower shall fail to repay the Credit Facility/ies or any part thereof as and when due or to repay on demand any moneys which ought to be paid by it hereunder including principal, interest and other moneys or shall commit any breach of any covenant, agreement, undertaking or declaration on its part to be performed as herein contained or it appears to the Bank that false or misleading information in any material particular was given in the Borrower’s proposals made to the Bank and such breach or default is not remedied forthwith and on the failure of the Borrower to remedy the same or if any circumstance shall occur which, in the opinion of the Bank is prejudicial to or imperil or is likely to prejudice or imperil this security or if any distress or execution is levied or enforced against any property or assets whatsoever of the Borrower if any person, firm or company shall take steps towards applying for or obtaining an order for the appointment of a Receiver of any property or assets whatsoever of the Borrower, or if such Receiver is appointed, or if any person, firm or company shall apply or obtain an order for the winding up of the Borrower or if any such order is made, or if any step is taken by any person, firm or company towards passing any resolution to wind up the Borrower, or if any such resolution shall be passed, or if the Borrower shall suspend or cease to carry on business or to conduct its business to the satisfaction of the Bank then and in any such case the entire sums in respect of the Credit Facility/ies due to the Bank together with interest, costs, charges and other moneys payable in respect thereof shall forthwith become, at the option of the Bank, payable at once and further it shall be lawful, for the Bank forthwith or any time thereafter and without any notice to enter into or upon any place or premises where or wherein any of the Hypothecated Assets may be or are situated or kept or stored and for the purpose of such entry to do all acts, deeds or things as are deemed necessary by the Bank and to inspect, value, insure and/or to take charge of and/or to seize, recover, receive. appoint receivers of and/or take possession of all or any of the Hypothecated Assets and thereupon either forthwith or at any time and from time to time and without any notice either by public auction or tender or private contract or tender to sell and dispose of all or any part of the Hypothecated Assets in such manner as the Bank shall think fit and to apply the net proceeds of such sale in or towards payment of all principal and interest then outstanding on all the Account(s) or any of them in such manner and subject thereto in payment of all moneys due hereunder to the Bank in such manner as the Bank may decide and to enforce, realize, settle compromise and deal with any rights aforesaid without being bound to exercise any of such powers or being liable for any losses in the exercise thereof and without prejudice to the Bank’s rights and remedies of suit or otherwise and notwithstanding there may be any pending suits or other proceedings the Borrower hereby undertakes to transfer and deliver to the Bank all relative contracts securities bills, notes, hundies and documents and agrees to accept the Bank accounts and sales and realizations and to pay any shortfall or deficiency thereby shown and if the net sum realized by such sale shall be insufficient to pay the amount secured, the Bank shall be at liberty to apply any other money or moneys in the hands of the Bank standing to the credit or belonging to the Borrower in or towards the payment of the balance without giving any notice to the Borrower and in the event of there being still deficiency, the Borrower shall forthwith pay such deficiency, provided that nothing herein contained shall in any manner prejudice or affect the rights or remedies of the Bank against the Borrower individually. The Bank shall not be responsible in any way for the quantity, condition or safety of the Hypothecated Assets of which possession shall be given to or taken or obtained by the Bank.

f)	The Bank shall not be in any way liable or responsible for any loss, damage or depreciation which the Hypothecated Assets may suffer or sustain on any account whatsoever while the same are in possession of the Bank during the continuance of this security or thereafter and all such damage or depreciation shall be wholly on account of the Borrower howsoever the same may have been caused nor shall the Bank be responsible for any shortage resulting from theft or pilferage or otherwise howsoever notwithstanding that the Hypothecated Assets may be in the possession of or under the control of the Bank.

g)	The Borrower shall not remove or dismantle any of the Hypothecated Assets without the consent in writing of the Bank except in any case where such removal or dismantling shall in the opinion of the Borrower be rendered necessary by reason of the same being worn out, obsolete, discarded, injured, damaged or broken and in such case will replace those so worn out, obsolete, discarded, injured, damaged or broken by other of a similar nature and of at least equal value and shall also whenever necessary renew or replace all such assets to be used for the purpose of or in connection with the business of the Borrower when and as the same shall be worn out, obsolete, discarded, injured, damaged or broken and shall intimate the same to the Bank.

h)	The Borrower agrees that pending seizure by the Bank of the Hypothecated Assets and any documents thereof, any insurance moneys received by the Borrower shall be held by the Borrower as the exclusive property of the Bank specifically appropriated to the security created hereunder and the Borrower will not without the written consent of the Bank first had and obtained make or suffer nor attempt to make or suffer any mortgage, charge, lien or encumbrance to affect the same or any part thereof nor do or allow anything which may prejudice the security hereby created or agreed to be created nor create security whatsoever save as approved by the Bank.

i)	If the net sum realised by such sale be insufficient to satisfy the balance then due to the Bank, the Bank shall be at liberty to sue the Borrower for the balance thereof. Nothing herein contained shall be deemed to negative quality or otherwise prejudice the right of the Bank to recover from the Borrower the entire amount due under the loan account notwithstanding that all or any of the Hypothecated Assets have not been realised.

j)	If the Bank shall take possession of the Hypothecated Assets the Bank shall not be responsible, notwithstanding anything to the contrary contained in Section 151 of the Indian Contract Act, 1872 for any loss or deterioration of, or damage to the Hypothecated Assets whether by theft, fire, rain, flood, earthquake, lightning, accident or any other cause whatever.

k)	The Borrower shall if so required by the Bank and in default, the Bank may itself cause, a Board or boards with the name of the Bank legibly and distinctly printed or written thereon to be placed and at all times maintained in a conspicuous position upon and within all godowns, or other places of storage into or upon which any of the Hypothecated Assets for the time being hypothecated and charged as aforesaid are or shall be brought in during the continuance of this security.

l)	The Borrower shall forthwith upon obtaining any lease or tenancy, leave or license to occupy any godown or any place containing any of the Hypothecated Assets which is not its own property if so required by the Bank (and subject to the provisions of any law in this behalf) register the same in the name of the Bank and hand over the receipts for any rents or other dues payable in respect thereof to the Bank and keep the Bank indemnified against any and all liabilities in consequence of such transfer or registration in the Bank’s name and shall pay any sum becoming, payable to the Bank under the Account(s) and all such sums shall carry like interest and shall be treated as advance secured by this security.

m)	The Borrower shall pay all rents, rates, taxes, payments and outgoings in respect of any immovable property in or which the Hypothecated Assets may for the time being be lying and shall keep such property and Hypothecated Assets insured against loss or damage by fire and shall also insure the same against such other risks as the Bank shall require and Shall produce the policies of Insurance to the Bank whenever required by it.

n)	The Borrower hereby declares and guarantees that the Hypothecated Assets now in existence are same as aforesaid the absolute unencumbered property of the Borrower and that the Borrower has/have full power of disposition there over and that all Hypothecated Assets which may belong to the Borrower in future shall likewise be the absolute and unencumbered property of the Borrower with power of disposition there over of the Borrower.

o)	The Borrower shall furnish and verify all statements, reports, returns, certificates and information from time to time as required by the Bank in respect of the Hypothecated Assets and execute any documents as required by the Bank as in its opinion necessary to give effect to this security and file appropriate forms with the Registrar of Companies and if the Borrower shall fail to do so within 30 (Thirty) days of date of execution of this Deed the Bank may execute such documents on behalf of the Borrower for its own benefit.

p)	This security shall be a continuing security for the balance from time to time due and payable by the Borrower to the Bank under the Account(s) and the liability of the Borrowers shall not be affected impaired or discharged by winding up (voluntary or otherwise) or by any merger or amalgamation. reconstruction or otherwise of the Borrower with any other company or by takeover of the management or nationalization of the undertaking of the Borrower or by change of name or constitution of the Borrowers.

7.	Nothing herein contained shall prejudice or affect any general or special lien to which the Bank shall by law or otherwise be entitled or shall operate to prejudice its rights and remedies in respect of any present or future security or guarantee for any obligation, indebtedness or liability of the Borrowers to the Bank.

8.	The Borrower agrees to accept as conclusive proof of the correctness of any sums claimed to be due from the Borrower to the Bank under this Deed, a statement of account made out from the books of the Bank either computer generated or manual statement signed by the officials of the Bank without production of any other voucher, documents or paper.

9.	It shall be lawful for the Bank to exercise any one or more or all of the powers or authorities or rights hereby expressed to be exercisable by the Bank and that the rights and powers conferred on the Bank by these presents shall be deemed always to be so and accordingly, it shall be open to the Bank to bring or take any suit or other proceedings or take any steps for enforcement of the securities created in its favour for realization of the dues from the Borrower.

10.	If a cross default as mentioned herein below occurs, it shall be treated as an event of default under this Deed:

(a)	Any financial indebtedness including any money borrowed or raised. receivables sold or discounted or any other transaction entered into by the Borrower having the commercial effect of borrowing or any guarantee or indemnity given by the Borrower (hereinafter together collectively referred to as “financial indebtedness”) is/are not paid when due nor within any originally applicable grace period;

(b)	Any financial indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described);

(c)	Any commitment for any financial indebtedness of the Borrower is cancelled or suspended by a creditor as a result of an event of default (howsoever described);

(d)	Any creditor of the Borrower becomes entitled to declare any financial indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described).

If any of the foregoing event occurs or there is reasonable apprehension in the opinion of the Bank that any of the foregoing event may occur in respect of the said credit facility or in respect of any of the security(ies) provided by any person in terms of this Deed to secure the said credit facility.

On the question whether any of the above events/circumstances has occurred/ happened, the decision of the Bank shall be final, conclusive and binding on the Borrower.

11.	The Borrower hereby authorizes and irrevocably appoints the Bank and/or its officer as its Attorney and authorizes the Bank to act for or in the name of the Borrower hereunder and generally to use the name of the Borrower to do whatever the Borrower may be required to do under this Deed and generally to use the name of the Borrower in the exercise of all or any of the powers by this Deed conferred on the Bank including to recover, receive, collect, demand, sue for any of book debts, money receivables, money outstanding, claims, bills, supply bills of the Borrower and the Borrower shall bear the expenses that may be incurred in this regard The Bank or any person or persons appointed or nominated by it shall have the right at all times with or without notice to the Borrower and if so required as Attorneys / Attorney for and in the name of the Borrower to enter in all premises, where the Hypothecated Assets including the premises where the books of accounts or other records documents etc. relating to the Hypothecated Assets are lying or left and to inspect value and take particulars of the same and/or to take abstracts from such books of account etc and the Borrower shall produce all such records, books, vouchers evidences and other information as the Bank or the person(s) appointed or nominated as aforesaid by the Bank may require.

12.	Without prejudice to the Bank’s absolute right in its uncontrolled discretion to adjust, appropriate or setoff at any time and from time to time any amount received or to be received by the Bank from the Borrower or any amount due or to become due to Borrower towards any amount due or to become due by Borrower to the Bank in any account at any of the Bank’s branches whatsoever any amount received or to be received by the Bank may first be appropriated by the Bank towards interest chargeable by the Bank and surplus amount, if any, may lastly be appropriated by the Bank towards principal amount due to the Bank.

13.	The Bank shall be entitled at any time and from time to time without any notice, reference or intimation to the Borrower and without the Borrower’s consent to adjust, appropriate or set off any credit balance or any part thereof due or to become due to the Borrower in any of its current, savings, term deposit or any deposit account or any account whatsoever at any of the Bank’s branches in the name of the Borrower with or without joint names of any other persons on or before or after the maturity dates thereof towards satisfaction or part satisfaction of outstanding debit balances due or to become due by the Borrower to the Bank in any account at any of the Bank’s branches whatsoever.

14.	The Borrower accepts, confirms and consents for me disclosure and sharing by the Bank of all or any information and data relating to the Borrower the Credit Facility/ies any other transactions that the Borrower has with the Bank the Borrowers Account(s), and the agreements and documents related to the Credit Facility/ies and transactions, including but not limited to information relating to default if any, committed by the Borrower, in the discharge of the Borrower’s obligations in relation to the Credit Facility/ies or other transactions, as the Bank may deem appropriate and necessary to disclose and furnish, to Reserve Bank of India (“RBI”) and/or to Credit information Bureau (India) ltd and/or to any other agency or body as authorized in this behalf by RBI. to other banks and lenders including assignees and potential assignees, to its professional advisers and consultants and to its service providers instructed by it in relation to the said facilities, and/or as required under law or any applicable regulation, at the order of a court of law, or at the request or order of any statutory, regulatory or supervisory authority with whom it customarily complies.

The Borrower undertakes and covenants that it shall provide all information, including information regarding other credit facilities enjoyed by the Borrower, as and when required by the Bank. The Borrower declares that the information furnished to the Bank from time to time is and shall be true and correct.

The Borrower:

(a)	accepts that RBI or Credit Information Bureau (India) Ltd. and any other agency so authorized, any statutory, regulatory or supervisory authority or other lenders, may use, process, disseminate the said information and data disclosed by the Bank in such manner as deemed fit by them in any particular circumstances; and

(b)	shall not hold the Bank at all responsible or liable in this regard.

It is agreed by the Borrower, that without prejudice to any rights of the Bank, all acts / steps as are necessary for the Bank to take in order to monitor the Credit Facility/ies and utilization thereof and/or the obligations of the Borrower and /or the Borrower’s compliance with the terms thereof and / or to recover amounts due to the Bank or any part or portion thereof, shall and/or may be carried out by and / or through such other person (including a company or body corporate) as may from time to time be appointed by the Bank in respect thereof and that the Bank will at all times be entitled to share with any such other person that may thus be appointed by the Bank, all documents statements of accounts and other information of whatsoever nature pertaining to the Borrower and/or the Credit Facility/ies. Further, the Borrower expressly recognises and accepts that the Bank shall, without prejudice to its rights to perform such activities either itself or through its officers or servants, be absolutely entitled and have full power and authority to appoint one or more third parties of the Bank’s choice and to transfer or delegate to such third parties the right and authority to collect on behalf of the Bank all unpaid amounts and to perform and execute all acts, deeds, matters and things connected therewith or incidental thereto including receiving the amounts due, and generally performing all lawful acts as the third party may consider appropriate for such purposes.

15.	Any delay in exercising or omission to exercise any rights power or remedy exercisable by the Bank under the security or under these presents or otherwise under any law or rules shall not impair any such right, power or remedy or be construed to be a waiver thereof or be construed to be an acquiescence in any default nor shall the action of the Bank in respect of any such default or any acquiescence in any default affect or impair any right, power or remedy of the Bank in respect of any other or subsequent default.

16.	Any demand or notice to be made or given on or to any party hereto may be made or given by leaving the same at or posting the same by registered post or under Certificate of Posting or courier or any other mode addressed in the case of the Borrower to its last known address on the records of the Bank or at its registered office or branch office with which the Borrower has dealings under this Deed and every such demand or notice shall when dispatched by the Bank to the post office be deemed to be duly received by the Borrower as the case may be at the time at which it would have been delivered in the ordinary course at the office in question.

17.	The Borrower shall indemnify and keep indemnified the Bank against all losses, demands, damages costs, charges and expenses in respect of the said Hypothecated Assets sustained or made against the Bank. The Borrower shall pay forthwith on demand to the Bank the costs on full indemnity basis incurred by it or in connection with the preparation, engrossment, stamping and execution of this Deed and of the registration of the security with the Registrar of Companies and all other costs, on full indemnity basis, incurred or that may be incurred by the Bank hereafter in connection herewith or with the enforcement or attempted enforcement of the security hereby created or the protection or defense or perfection thereof or for the recovery of any moneys hereby secured and of all suits and proceedings of whatsoever nature for the enforcement or realisation of the security hereby created or the recovery of such moneys or otherwise in connection herewith or in which the Bank may be joined as a party or otherwise involved by reason of the existence of the security hereby created or otherwise.

18.	The terms and conditions laid down by the Bank and set out in the Sanction Letter and the Agreement (if executed) to the Borrower be deemed to be a part and parcel of this Deed as between the Bank and the Borrower and be binding as between them.

19.	The clauses of this Deed, the Schedule-I and the sub-clauses contained in each clause are severable and any illegality, invalidity or irregularity inconsistency or repugnancy of any clause or any sub-clause in the clause shall not in any way affect the legality, validity or regularity of any other clause or clause of the sub-clauses.

20.	This Deed shall be governed by and construed in all respects with the Indian Laws and the parties hereto agree that any matter or issues arising hereunder or any dispute hereunder shall, at the option/discretion of the Bank, be subject to the nonexclusive jurisdiction of the courts of the city of New Delhi, India. This shall not however limit the rights of the Bank to file/take proceedings in any other court of competent jurisdiction.

SCHEDULE - I

(Details of Credit Facilities)

Nature of Credit Facility	Amt. Rs.	Rate of Interest*	Penal Interest	Periodicity of charging interest	Margin	Repayment
Working Capital Demand Loan	30.00 Crs	To be decided at the time of disbursement.	2% p.a.	Monthly	25%	On Demand
Cash Credit	10.00 Crs	BR +2.50% p.a. i.e. 13.50% p.a.	2% p.a.	Monthly	25%	On Demand

*	The Borrower further agrees that the Bank shall be entitled to change the rate of interest, additional interest, penal interest and / or periodicity of charging interest etc. as mentioned herein at any time by giving notice to the Borrower and / or notifying on the notice board of the Bank or in the local Newspaper and shall thereafter he entitled to charge interest at the changed rate / rests as if the same was provided for in this Deed.

SCHEDULE - II

(Short particulars of Hypothecated Assets)

PART – I

A. Current Assets:

The whole of Current Assets of the Borrower namely, Stocks of Raw Materials, Stocks in process, Semi-Finished and Finished Goods. Stores and Spares not relating to Receivables and Book-Debts and all other movable, both present and future whether now lying loose or in cases or which are now lying or stored in or about or shall hereinafter from time to time during the continuance of the security be brought into or upon or be stored or be in or about of the Borrower’s factories, premises and godowns or any other place wherever the same may be or be held by any party to the order or disposition of the Borrower or in the courts of the transit or on high-seas or on order or delivery howsoever and whatsoever in the possession of the Borrower and either by way of substitution or addition.

B. Book Debts:

All the present and future book-debts, outstanding, money receivables, claims, bills hereunder which are now due and owing or which may at any time hereinafter during the continuance of this security become due owing to the Borrower in the course of his business by any persons, firm, company or body corporate or by the Central Government or any State Government, or any Government department or office or any municipal or local or public or semi-government body or authority or any body corporate or undertaking or project whatsoever

PART-II

Movable Fixed Assets:

All present and future movable fixed assets of the Borrower of the following description lying or stored in the Borrowers factories premises and godowns or any other place, particularly plant and machinery, equipments, furniture & fixtures, equipments, computers vehicles, whether installed on the factory shed or not and all present and future plant and machinery purchased from time to time by availing of the said facilities as mentioned hereinabove, in possession of or in transit now belonging to or that may at any time belong to the Borrower or that may be held by any party to the order or disposition of the Borrower together with all its accessories, spares, tools and implements.

IN WITNESS WHEREOF the Borrowers have executed these presents on the date mentioned above.

SIGNED AND DELIVERED BY

For TV 18 Home Shopping Network Limited

/s/ SACHIN RASTOGI

SACHIN RASTOGI

Director/Authorised Signatory (ies)

The Common Seal of

TV 18 Home Shopping Network Limited

the Borrower within named was affixed hereunto

in the presence of:

Shri./Smt.	/s/ ROSHNI TANDON (Company Secretary)
Shri./Smt.
Directors / of the Borrowers in pursuance of the Board Resolution dated 26/04/12 and they have signed below the Seal to confirm that the Seal was affixed in their presence.